Exhibit 99.1

Aon Eliminates Contingent Commissions;

CEO Calls for New Approach

CHICAGO – October 22, 2004 – Aon Corporation (NYSE: AOC) today announced that it is eliminating its practice of accepting contingent commissions from underwriters.

Patrick G. Ryan, chairman and CEO, said, “Because trust and client satisfaction are top priorities for all of us at Aon, we are discontinuing a practice that has created enormous controversy and confusion.  We cannot permit even the slightest impression of a conflict between acceptance of these commissions and our paramount obligations to our clients.”

Contingent commissions are non-service-specific, volume- or profit-based compensation arrangements.  The practice of contingent commissions developed over several decades as a means of compensating insurance intermediaries for services provided on behalf of insurers.

The company said that it will provide more detail on contingent commissions and other compensation for services to underwriters in its upcoming third quarter earnings release and conference call.  Earnings will be released after the market close on Thursday, October 28, with a conference call scheduled for 10 a.m. central time on Friday, October 29.   The webcast can be accessed at www.aon.com.

Mr. Ryan added, “We will work closely with insurance carriers, regulators and other constituencies to establish a new business model that ensures appropriate linkage of compensation to specific, measurable services in a way that is transparent, accepted and understood by our clients.  We provide important services on behalf of underwriters; however, certain current compensation models must change.”

Aon has begun winding down contingent commission agreements and expects to complete the process by the end of 2004.

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. The company employs approximately 51,000 professionals in its 600 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors.  Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of regulatory issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact:	Julie Ann Kotowski
Investor Relations
(312) 381-3318

Media Contact:	Gary Sullivan
Corporate Communications
(312) 381-2467